EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Mark McCall/Julie Prozeller (212) 850-5600

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2008 RESULTS

RECORD ANNUAL REVENUE OF $572 MILLION AND EBITDA OF $147 MILLION DRIVEN BY STRONG GROWTH IN ALL
MARKETS; COMPANY ANNOUNCES PLAN TO CONSOLIDATE UNDERPERFORMING NORTH AMERICAN STORES

BERWYN, Pennsylvania, August 28, 2008 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international financial services company serving under-banked consumers, today announced its results for the fiscal fourth quarter and fiscal year ended June 30, 2008.

Fiscal 2008 fourth quarter highlights:

•	Consolidated revenue, which reflects the movement of the loan loss provision to store and regional expenses for both the current and prior year’s quarter, was $150.3 million, an increase of 23.0% or $28.1 million compared to the prior year period.

•	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, improved to 17.6% compared to 19.1% for the fiscal 2008 third quarter and 21.3% for the fiscal 2007 fourth quarter.

•	Store and regional margin increased by 23.8% or $10.0 million compared to the prior year period.

•	Consolidated Adjusted EBITDA was $39.4 million, an increase of 23.0% or $7.3 million compared to the previous year’s quarter.

•	Income before income taxes, which includes $2.1 million of store closing and related severance costs, was $22.1 million, an increase of 24.7% or $4.4 million compared to the prior year period.

•	Net income was $12.3 million compared to $10.3 million for the prior year’s quarter, representing an increase of 19.9%, and fully-diluted earnings per share was $0.50 for the quarter compared to $0.42 for the prior year period.

•	On a pro forma basis, excluding one-time charges, fully-diluted earnings per share was $0.59 for the current quarter compared to $0.45 for the same period in fiscal 2007, a pro forma increase of 31.1%.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “Fiscal 2008 was another milestone year for the Company marked by the continued strengthening of our U.S. business through two significant acquisitions in Southeast Florida and the Midwestern states, the opening of our first Euro-Zone store in the Republic of Ireland, and the continued profitable expansion across Canada and the United Kingdom. During fiscal 2008, we achieved record annual revenue of $572.2 million, which represents growth of 25.6% over the prior fiscal year, attained a record $51.2 million of net income, and increased our global store network by 235 locations through both de novo store expansion and acquisitions.”

Mr. Weiss continued, “Despite our solid performance in fiscal 2008, we continue to actively monitor for potential changes in the regulatory and macroeconomic environments across all of our geographic markets. While our customers, who primarily work service sector jobs, have thus far faired better than other areas of the economy, there is a concern that employment declines in other sectors could bleed over into our customer base. In response to today’s uncertain economy, we believe it prudent to take a cautious approach to managing our business until the economic picture is clearer, which entails sensible underwriting practices, a greater focus on debt collections and loan servicing, continual improvements in the operating performance of our existing store base, and a judicious deployment of capital. As such, while taking into account the fact that a number of store leases were coming up for renewal in fiscal 2009, we re-examined our North American store network and support infrastructure with an eye towards enhancing efficiencies and the customer experience, while at the same time eliminating non-essential costs and overlapping territories resulting from acquisitions and new store build-outs. As a result, we have instituted a plan to close 53 underperforming or overlapping financial service stores in the U.S. and another 17 stores in Canada, which represents less than 5% of the Company’s global store network.”

Looking to fiscal 2009, Mr. Weiss stated, “Being the most diversified Company in the industry, in terms of both geographies and product offerings, places us in an excellent position to take advantage of a wide spectrum of growth opportunities, while at the same time minimizes the potential effects of unfavorable regulatory or economic changes within any single state, province or shire. With our strong cash flow and liquidity position, I am very confident in our ability to further penetrate both our existing markets as well as new markets as we venture forward. Also, I would like to thank our more than 5,000 employees worldwide for an excellent fiscal 2008 as we look forward to an even better fiscal 2009.”

With regard to the rationalization of the North American platform, employees in twenty-four of the U.S. stores were notified in the fourth quarter that their stores would be closed in the month of July, and the remaining forty-six U.S. and Canadian stores are anticipated to close by September 30, 2008. The Company is working very closely with all affected customers to transition as many of them as possible to the nearest store location, which in some cases, due principally to acquisitions, is less than one mile away. The Company recorded a charge of $2.1 million in the June 30, 2008 quarter for severance and store closing costs and $3.0 million for the entire 2008 fiscal year. The Company anticipates another $4.0 million to $5.0 million in charges in the first quarter of fiscal 2009 associated with the plan to rationalize the North American platform.

For the fiscal 2008 fourth quarter ended June 30, 2008, check cashing revenue was $50.6 million representing an increase of 14.5%, or $6.4 million compared to the prior year period. The U.S. business segment realized growth of 33.8%, while the Canadian business grew by 10.5% over the previous year’s quarter. Growth in check cashing revenue in the U.S. and Canada was bolstered by significant acquisition and de novo store build activity over the past two years. Check cashing fees in the U.K. increased by 3.8% over the prior year period. On a consolidated basis, the face amount of the average check cashed increased 4.8% to $520 for the quarter compared to $496 for the prior year. The average fee per check cashed, which was negatively impacted by a large number of U.S. income tax stimulus checks that were cashed at a lower fee rate, decreased by 2.2% to $18.81 for the quarter.

Consolidated consumer lending revenue, which reflects the movement of the loan loss provision to store and regional expenses, was $77.1 million for the fourth quarter, representing an increase of 25.1% or $15.5 million compared to the prior year period. Consumer lending revenue in the U.K. increased by 55.8%, while the U.S. consumer lending business increased by 33.4%. Along with strong growth in its single-payment loan product, the U.K. consumer lending business benefited from a continued increase in pawn lending activities, which primarily consist of loans on collateralized gold jewelry. The increase in the price of gold has enabled the U.K. subsidiary to increase the amount loaned on pawned gold stock and has also increased the resale and smelting value of the collateral jewelry. Interest income from pawn loans in the U.K. essentially doubled versus the previous year’s quarter, growing by approximately $1.5 million.

With many of the Canadian provinces engaged in formulating their respective product regulations and rate structures, the Company thought it prudent to diminish the magnitude and tone of its marketing and advertising campaigns until the regulatory environment is more established. The Company believes it is most appropriate to provide input to provincial policy makers through the industry trade association in Canada, the CPLA, as opposed to running the risk that inaccurate inferences may be drawn, by regulators and other interested parties, who may misinterpret a mass media campaign. This decision, made in the spirit of establishing a viable and competitive payday loan industry for future years to come, has resulted in the temporary softening of new customer growth in Canada, although consumer lending revenue in Canada still grew by 9.6% over the previous year’s quarter. The Company continues to aggressively manage its Canadian business as the Canadian regulatory environment evolves, which while taking longer than expected, is moving in a positive direction.

During the fourth quarter, many of the Company’s U.S. customers cashed their tax stimulus checks in the Company’s stores, and a number of customers used the proceeds from their government tax stimulus checks to repay outstanding loans. This had the effect of both reducing the Company’s loan portfolio and gross lending fees, while at the same time improving the collections performance for the quarter. Additionally, in response to the overall uncertainty in the current macroeconomic environment, the Company reduced its risk exposure over the last several months for certain customer segments by restricting the maximum loan amount. As a result, the consolidated loan loss provision, as a percentage of gross consumer lending revenue, declined to 17.6% for the quarter, as compared to 19.1% for the third quarter of fiscal 2008, and 21.3% for the fiscal 2007 fourth quarter.

Total Company funded loan originations were $489.1 million for the fiscal fourth quarter, representing an increase of 28.2%, or $107.7 million, compared to the prior year period. Company funded loan originations in Canada increased by 1.4% or $3.2 million and in the U.K., loan originations increased by 34.0% or $25.7 million. U.S. loan originations for the quarter increased by 100.1% or $78.8 million compared to the prior year’s quarter, driven primarily by the recent store acquisitions in Southeast Florida and the Midwestern states, as well as the transition of a portion of the U.S. loan portfolio from bank funded to Company funded loans, which began in the fourth quarter of fiscal 2007.

Money transfer fees for the quarter increased 33.7% year-over-year, driven by growth in all of the Company’s geographic markets. Other revenue increased by 40.0% for the quarter, due to strong growth in the foreign exchange product in the United Kingdom, as well as the other ancillary products across the U.S., Canadian, and U.K. markets.

The Company’s store and regional margin for the fiscal fourth quarter was a record $52.0 million, and represented an increase of 23.8% or $10.0 million over the prior year’s quarter. Corporate expenses, as a percentage of total revenue, increased to 12.3% as compared to the previous year’s quarter of 11.6%, reflecting a continuing investment in increased regulatory and lobbying activities, additional investment in management and infrastructure to further develop and support the Company’s global growth and diversification strategy, and the management and integration of recent acquisitions.

Income before income taxes increased $4.4 million, or 24.7% to $22.1 million, while net income was $12.3 million for the quarter compared to $10.3 million for the previous year. Fully-diluted earnings per share was $0.50 for the quarter compared to $0.42 per share for the prior year’s quarter.

The Company incurred $2.1 million of severance and store closing costs in the fourth quarter of fiscal 2008 as part of its plan to rationalize its North American platform and close 70 underperforming stores across the U.S. and Canada over the next several months. On a pro forma basis, excluding these one-time costs, net income and fully-diluted earnings per share were $14.4 million and $0.59 per share, respectively, for the fourth quarter.

The Company ended the quarter with cash available for investment and future acquisitions of approximately $70.0 million. In addition to the substantial free cash flow generated from its operations, as of June 30, 2008, the Company had approximately $100.0 million in revolving credit lines that were un-drawn and little near-term debt repayment obligations. This should afford the Company ample liquidity to not only fund its present and anticipated future operations and development, but also to support the expected continuing growth and future expansion of its multi-product, multi-national business platform.

Highlights for the Record Fiscal Year Ended June 30, 2008
Total revenue for fiscal 2008, which reflects the movement of the loan loss provision to store and regional expenses, was a record $572.2 million, representing an increase of 25.6% or $116.5 million over the prior year period. Consolidated check cashing revenue increased by 17.9% or $29.8 million, while consumer lending revenue increased by 28.6% or $65.1 million. Store and regional margin increased by 28.1% or $43.7 million for fiscal 2008, and as a percentage of total revenue, store and regional margin grew to 34.8% for fiscal 2008 compared to 34.1% for the prior year.

Pro forma income before income taxes, excluding $61.4 million of one-time charges in fiscal 2007 and $3.4 million of one-time charges in fiscal 2008 (detailed in the table below), increased by $23.7 million, or 35.4% to $90.6 million. Pro forma net income was $53.2 million for the year ended June 30, 2008, as compared to $39.3 million for the prior fiscal year. Pro forma fully-diluted earnings per share was $2.17 for fiscal 2008 compared to $1.62 for the previous fiscal year, an increase of 34.0%.

Fiscal 2009 Guidance
Recently, the values of both the Canadian Dollar and British Pound have depreciated significantly relative to the U.S. Dollar, when compared to the average currency exchange rates for fiscal 2008. In the fourth quarter, nearly 75% of the Company’s total consolidated revenue was generated outside the U.S., in Canada, the United Kingdom and the Republic of Ireland. As a result, even though the operating performance of the foreign business units is expected to continue to be very strong in fiscal 2009 in constant dollars, if the currency rates were to remain where they have been recently, the Company would anticipate an unfavorable impact on its fiscal 2009 consolidated reported results, after translating the financial performance of its foreign subsidiaries into U.S. dollars; likewise the currency values of Canada and the U.K. may strengthen during fiscal 2009 which would have a favorable impact on the Company’s reported results. The Company does purchase currency hedging contracts, however these forward contracts are typically purchased at exercise rates that are out of the money, and are primarily meant to insure against a severe decline in the value of the Canadian and U.K. currencies.

In addition, as previously mentioned, the Company anticipates it will incur another $4.0 million to $5.0 million of severance and other restructuring and store closure charges in fiscal 2009 in association with the North American store rationalization plan, which translates to a charge of between $0.09 and $0.12 per fully-diluted share in fiscal 2009. As a result, considering the recent volatility in the value of the U.S. Dollar in relation to the Canadian and U.K. currencies, uncertainty in the U.S. and global economic environments, as well as the potential costs associated with the North American store rationalization plan, the Company anticipates revenue between $595.0 million and $625.0 million, Adjusted EBITDA of between $153.0 million and $163.0 million, and fully-diluted earnings per share of between $2.10 and $2.35 for fiscal year 2009.

As the Company believes it is not prudent to speculate on the pace and form of provincial regulatory change in Canada, it is not currently projecting any changes in performance at this time from potential changes in regulations in fiscal 2009. Currently, the Company is anticipating opening between 25 to 40 de novo stores in fiscal 2009. From a geographic distribution, the Company expects to open between 10 and 15 stores in Canada, between 15 to 20 stores in the U.K. and up to five de novo stores in the U.S. market in fiscal 2009. As in the past, the Company will continue to look for accretive acquisitions in all of its current geographic markets, as well as potential new global markets, which may augment the present de novo store build plan.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, August 28, 2008 at 5:00 pm ET to discuss the Company’s results for the fiscal fourth quarter and year ended June 30, 2008. Investors can participate in the conference by dialing 888-200-2794 (U.S. and Canada) or 973-935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 4, 2008. If you wish to listen to the replay of this conference call, please dial 706-645-9291 and enter passcode “59157232”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, currency exchange, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At June 30, 2008, the Company’s global store network consisted of 1,452 stores, including 1,122 company-operated financial services stores and 330 franchised and agent locations in 31 states, Canada, Republic of Ireland and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of restructuring initiatives; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in Form S-3 for the Company’s Senior Convertible Note offering filed with the SEC on September 20, 2007 and which are included in the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2007	2008

Assets:
Cash and cash equivalents	$291,959	$214,028
Loans receivable, net:
Loans receivable	90,552	123,683
Less: Allowance for loan losses	(8,623)	(8,466)

Loans receivable, net	81,929	115,217
Other consumer lending receivables , net	10,311	11,930
Prepaid expenses and other receivables	23,539	29,158
Deferred tax assets, net	4,545	12,191
Property and equipment, net	55,031	68,033
Goodwill and other intangibles, net	341,681	470,731
Debt issuance costs and other assets, net	24,624	25,949

Total Assets	$833,619	$947,237

Liabilities:
Accounts Payable	$39,808	$56,636
Income taxes payable	11,293	12,194
Accrued expenses and other liabilities	46,912	75,212
Deferred tax liabilities	12,713	22,352
Revolving credit facilities	—	9,655
Long-term debt	576,910	577,863

Total Liabilities	687,636	753,912

Shareholders’ Equity:
Common Stock	24	24
Additional paid-in-capital	251,460	255,197
Accumulated deficit	(147,123)	(95,950)
Accumulated other comprehensive income	41,622	34,054

Total shareholders’ equity	145,983	193,325

Total Liabilities and Shareholders’ Equity	$833,619	$947,237

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenues
Check cashing	$44,164	$50,555	$166,754	$196,580
Consumer lending	61,626	77,098	227,445	292,517
Money transfer fees	5,647	7,552	20,879	27,512
Other	10,776	15,089	40,654	55,575

Total revenues	122,213	150,089	455,732	572,184

Store and regional expenses:
Salaries and benefits	34,766	42,702	129,522	159,363
Provision for loan losses	13,153	13,559	45,799	58,458
Occupancy costs	8,462	12,228	32,270	43,018
Returned checks, net and cash shortages	3,999	6,134	15,295	20,360
Depreciation	2,673	4,043	9,455	13,663
Bank charges and armored carrier services	2,949	3,540	10,619	13,494
Telephone and telecommunication	1,691	1,818	6,425	7,185
Advertising	1,488	1,972	9,034	9,398
Other	11,016	12,276	41,822	48,015

Total store and regional expenses	80,197	98,272	300,241	372,954

Store and regional Margin	42,016	52,022	155,491	199,230

Corporate and other expenses:
Corporate expenses	14,136	18,434	54,213	72,012
Interest expense, net	8,391	9,732	31,462	36,569
Other depreciation and amortization	859	1,239	3,390	3,902
Debt financing costs	932	—	39,335	97
Goodwill impairment and other charges	(163)	—	24,301	—
Other expenses	107	470	(2,742)	(538)

Income before income taxes	17,754	22,147	5,532	87,188
Income tax provision	7,473	9,821	37,735	36,015

Net income (loss)	$10,281	$12,326	($32,203)	$51,173

Net Income (loss) per share
Basic	$0.43	$0.51	($1.37)	$2.12
Diluted	$0.42	$0.50	($1.37)	$2.08

Weighted average shares outstanding
Basic	23,821,685	24,161,985	23,571,203	24,106,392
Diluted	24,546,758	24,468,278	23,571,203	24,563,229

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company’s financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES)
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Income before income taxes — as reported	$17,754	$22,147	$5,532	$87,188

One-time Charges:
Store closing and severance charges	324	2,104	1,032	2,989
Debt refinancing costs	932	—	39,335	97
Goodwill impairment charges	(163)	—	24,301	—
Costs (proceeds) from litigation settlement	—	240	(3,256)	345

Pro forma income before income taxes	18,847	24,491	66,944	90,619
Pro forma income taxes (1)	7,784	10,115	27,648	37,426

Pro forma net income	$11,063	$14,376	$39,296	$53,193

Effective income tax rate (1)	41.3%	41.3%	41.3%	41.3%
Weighted average fully-diluted shares outstanding	24,546,758	24,468,278	24,192,918	24,563,229

GAAP fully-diluted earnings (loss) per share	$0.42	$0.50	$(1.37)	$2.08

Pro forma fully-diluted earnings per share	$0.45	$0.59	$1.62	$2.17

(1) For comparability purposes, the effective income tax rate for all periods represents the fiscal 2008 full year rate.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company’s historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Income before income taxes	$17,754	$22,147	$5,532	$87,188

Add:
Depreciation and amortization	3,532	5,282	12,845	17,565
Interest expense	8,391	9,732	31,462	36,569
Foreign currency hedging costs	398	165	886	598
Stock compensation expense	758	1,168	2,365	3,946
Loss on store closings	324	620	1,032	1,002
Debt financing costs	932	—	39,335	97
Goodwill impairment and other charges	(163)	—	24,301	—
Costs (proceeds) from litigation settlement	—	240	(3,256)	345
Other	78	—	233	—

Adjusted EBITDA	$32,004	$39,354	$114,735	$147,310

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
Beginning Company-Operated Stores
U.S.	352	466	351	350
Canada	348	418	242	360
U.K.	190	227	172	192

Total Beginning Company-Operated Stores	890	1,111	765	902

De novo Store Builds
U.S.	0	1	4	3
Canada	12	1	36	39
U.K.	0	7	12	21

Total	12	9	52	63

Acquired Stores
U.S.	0	0	24	126
Canada	0	1	82	22
U.K.	3	2	9	24

Total	3	3	115	172

Closed Stores
U.S.	2	0	29	12
Canada	0	1	0	2
U.K.	1	0	1	1

Total	3	1	30	15

Ending Company-Operated Stores
U.S.	350	467	350	467
Canada	360	419	360	419
U.K.	192	236	192	236

Total Ending Company-Operated Stores	902	1,122	902	1,122

Ending Franchise/Agent Stores
U.S.	110	93	110	93
Canada	54	61	54	61
U.K.	214	176	214	176

Total Ending Franchise/ Agent Stores	378	330	378	330

Total Ending Store Count	1,280	1,452	1,280	1,452

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$1,138	$1,397	$4,341	$5,256
Number of checks cashed (in thousands)	2,296	2,687	9,004	9,902
Face amount of average check	$496	$520	$482	$531
Average fee per check cashed	$19.23	$18.81	$18.52	$19.85
Net write-offs of returned checks (in thousands)	$3,085	$4,798	$12,532	$16,406
Net write offs as a percentage of check cashing revenue	7.0%	9.5%	7.5%	8.3%

Consumer Loan Data — Originations (in thousands)
U.S. company-funded consumer loan originations	$78,729	$157,569	$282,364	$535,542
Canadian company-funded consumer loan originations	227,001	230,153	774,194	953,157
U.K. company-funded consumer loan originations	75,686	101,389	266,331	361,730

Total company-funded consumer loan originations	$381,416	$489,111	$1,322,889	$1,850,429

Consumer Loan Data — Net Revenues (in thousands)
U.S. servicing revenues	$4,388	$552	$29,245	$2,556
U.S. company-funded consumer loan revenues	12,161	21,529	44,366	77,282
Canadian company-funded consumer loan revenues	32,903	36,048	110,010	147,313
U.K. company-funded consumer loan revenues	12,174	18,969	43,824	65,366

Total consumer lending revenues, net	$61,626	$77,098	$227,445	$292,517

Consumer Loan Net Charge-offs (in thousands)
Gross charge-offs of company-funded consumer loans	$47,358	$56,241	$160,077	$217,476
Recoveries of company-funded consumer loans	34,807	38,907	129,574	163,720

Net charge-offs on company-funded consumer loans	$12,551	$17,334	$30,503	$53,756

Gross charge-offs of company-funded consumer loans as a
percentage of total company-funded consumer loan originations	12.4%	11.5%	12.1%	11.8%

Recoveries of company-funded consumer loans as a percentage
of total company-funded consumer loan originations	9.1%	8.0%	9.8%	8.91%

Net charge-offs on company-funded consumer loans as a
percentage of total company-funded consumer loan originations	3.3%	3.5%	2.3%	2.9%